Exhibit 99.1

AMERICAN SHARED HOSPITAL SERVICES

REPORTS THIRD QUARTER RESULTS

San Francisco, CA -- November 13, 2014 -- AMERICAN SHARED HOSPITAL SERVICES (NYSE MKT:AMS), a leading provider of turnkey technology solutions for advanced radiosurgical and radiation therapy services, today announced financial results for the third quarter and first nine months of 2014.

Third Quarter Results

For the three months ended September 30, 2014, medical services revenue decreased to $3,982,000 compared to $4,396,000 for the third quarter of 2013. This decrease primarily reflected the sale of the Company's operations in Turkey effective May 31, 2014. Net of last year's revenue in Turkey, Gamma Knife revenues increased slightly for this year's third quarter compared to the third quarter of 2013.

Net income for the third quarter of 2014 was $13,000, or $0.00 per share. Net income included income tax expense of $29,000, which represents income tax expense for the third quarter and adjustments to prior period estimates. This compares to a net loss for the third quarter of 2013 of $134,000, or $0.03 per share, which included a pre-tax loss from foreign currency transactions of $306,000 due to the weakening of the Turkish Lira against the U.S. Dollar.

The number of procedures performed on Gamma Knife® PerfexionTM systems supplied by AMS in the United States decreased 6.2% for the third quarter and 11.5% for the first nine months of 2014 compared to the same periods of 2013. The total number of procedures performed in AMS' U.S. Gamma Knife business, including Gamma Knife and Gamma Knife Perfexion procedures, decreased 2.4% for the third quarter and 10.1% for the first nine months of 2014 compared to the same periods of 2013. Gamma Knife Perfexion and total Gamma Knife procedures increased 19% and 22.2% in third quarter 2014 compared to second quarter 2014, respectively.

Medical services gross margin for the third quarter of 2014 increased to 40.3%, compared to medical services gross margin of 36.0% for the third quarter of 2013, primarily the result of lower costs due to the sale of the Turkish subsidiary. Operating income increased 69.1% to $274,000 for this year’s third quarter compared to $162,000 for the same period a year earlier.

Selling and administrative expenses for the third quarter of 2014 were $933,000 compared to $887,000 for the third quarter of 2013, primarily due to increased accounting and tax services.

Nine Month Results

For the nine months ended September 30, 2014, medical services revenue decreased to $11,425,000, compared to medical services revenue of $13,647,000 for the first nine months of 2013. Net of revenue in Turkey, Gamma Knife revenues decreased 10.1% for this year's first nine months compared to the first nine months of 2013.

The net loss for the first nine months of 2014 of $1,010,000, or $0.21 per share, included a pre-tax loss from the sale of the Turkish subsidiary of $572,000, a pre-tax gain from foreign currency transactions of $161,000, and an income tax charge of $165,000 which offset an income tax benefit of $132,000 from the Company's operating loss. In comparison, the net loss for the first nine months of 2013 of $230,000, or $0.05 per share, included a pre-tax loss from foreign currency transactions of $840,000.

Balance Sheet Highlights

At September 30, 2014, cash, cash equivalents and certificates of deposit were $10,415,000 compared to $10,909,000 at December 31, 2013. Shareholders' equity at September 30, 2014 was $24,966,000, or $4.75 per outstanding share. This compares to shareholders' equity at December 31, 2013 of $24,055,000, or $5.22 per outstanding share.

On June 13, 2014, AMS realized proceeds of approximately $1.6 million from the private placement of common stock. Additionally, on October 24, 2014, AMS closed the private sale of $1.2 million aggregate principal amount of unsecured notes, warrants to purchase 200,000 shares of common stock, no par value, and 100,000 newly issued common shares at a purchase price of $2.20 per share. The Warrants expire three years after their initial issuance date and may be exercised for a purchase price equal to $2.20 per share of Common Stock, the closing price per share of the Company’s Common Stock on the New York Stock Exchange.

CEO Comments

Chairman and Chief Executive Officer Ernest A. Bates, M.D., said, "As we anticipated, our domestic Gamma Knife business rebounded in the third quarter. On a same center basis, excluding Turkey, revenue increased slightly despite a decrease in treatment volume, reflecting a favorable mix of business across our domestic sites. Gross margin, operating income and net income all increased significantly in the third quarter compared to this year's second quarter and to the third quarter last year. Treatment volume is continuing to meet our expectations so far in the fourth quarter.

"Our Perfexion portfolio continues to grow. Our newest Perfexion system, located at PeaceHealth Sacred Heart Medical Center at RiverBend, Springfield, Oregon, is scheduled to begin treating patients next month. This is the fourteenth Perfexion system in AMS' portfolio and our 28th Gamma Knife site. The Gamma Knife Perfexion remains the 'gold standard' for cranial radiosurgery and is an excellent device for treating metastatic brain tumors, with which an estimated 180,000 patients are diagnosed annually.

"There is more good news.  On October 31, 2014, the Centers for Medicare and Medicaid Services (CMS) posted its final Medicare hospital outpatient prospective payment rates for calendar year 2015.

Effective January 1, 2015, CMS has established a comprehensive Ambulatory Payment Classification (APC) for both Gamma Knife and linear accelerator (LINAC) one session cranial radiosurgery. The comprehensive reimbursement rate of approximately $9,768 will be inclusive of the delivery and ancillary codes but exclusive of co-insurance payments or other adjustments. The average current CMS reimbursement rate for delivery and ancillary codes (exclusive of co-insurance and other adjustments) is approximately $5,600. This represents an estimated increase of $4,168 per Medicare Gamma Knife treatment (exclusive of co-insurance and other adjustments) effective January 1, 2015

"We also are encouraged by significant forward progress in our proton therapy business. We used a portion of the proceeds of the private offerings mentioned above to make progress payments of $2.0 million to Mevion Medical Systems, Inc. for our MEVION S250™ proton therapy system to be installed at the UF Health Cancer Center at Orlando Health, and entered into a commitment letter with a major international financial institution to provide lease financing for the completion and installation of our proton device. Then, earlier this month, we were pleased to announce the delivery of the superconducting synchrocyclotron proton accelerator—the key element of the MEVION S250 system--to the dedicated proton center now under construction at UF Health Cancer Center at Orlando Health. As Central Florida’s most advanced cancer center, the UF Health Cancer Center at Orlando Health is the first hospital in the Central Florida region to install a proton therapy system. We expect the installation process to be completed in approximately 14 months and patient treatments to begin shortly thereafter."

Earnings Conference Call

American Shared has scheduled a conference call at 12:00 p.m. PDT (3:00 p.m. EDT) today. To participate in the live call, dial (800) 351-9852 at least 5 minutes prior to the scheduled start time. A simultaneous WebCast of the call may be accessed through the Company's website, www.ashs.com, or through CCBN, www.earnings.com (individual investors) or www.streetevents.com (institutional investors). A replay will be available for 30 days at these same internet addresses, or by calling (888) 843-7419, pass code 3845 8426#.

About AMS

American Shared Hospital Services provides turnkey technology solutions for advanced radiosurgical and radiation therapy services. AMS is the world leader in providing Gamma Knife radiosurgery equipment, a non-invasive treatment for malignant and benign brain tumors, vascular malformations and trigeminal neuralgia (facial pain). The Company also offers the latest IGRT and IMRT systems, as well as its proprietary Operating Room for the 21st CenturySM concept. AMS owns a common stock investment in Mevion Medical Systems, Inc., developer of the compact MEVION S250 Proton Therapy System.

Safe Harbor Statement

This press release may be deemed to contain certain forward-looking statements with respect to the financial condition, results of operations and future plans of American Shared Hospital Services, which involve risks and uncertainties including, but not limited to, the risks of the Gamma Knife and radiation therapy businesses, the risks of developing The Operating Room for the 21st Century program, the risks of investing in a development-stage company, Mevion Medical Systems, Inc., and the risks of the timing, financing, and operations of the Company’s proton therapy business. Further information on potential factors that could affect the financial condition, results of operations and future plans of American Shared Hospital Services is included in the filings of the Company with the Securities and Exchange Commission, including the Company's Annual Report on Form 10-K and Form 10-K/A for the year ended December 31, 2013, the Quarterly Report on Form 10-Q for the quarter ended March 31, 2014, the Form 10-Q and Form 10-Q/A for the quarter ended June 30, 2014, and the definitive Proxy Statement for the Annual Meeting of Shareholders held on June 10, 2014.

Contacts:	American Shared Hospital Services
Ernest A. Bates, M.D., (415) 788-5300
Chairman and Chief Executive Officer
eabates@ashs.com

Berkman Associates
Neil Berkman, (310) 477-3118
President
info@berkmanassociates.com

AMERICAN SHARED HOSPITAL SERVICES

PRESS RELEASE	November 13, 2014
Page 4	Third Quarter Financial Results

Selected Financial Data

(unaudited)

	Summary of Operations Data

	Three months ended		Nine months ended
	September 30,		September 30,
	2014	2013	2014	2013

Medical services revenue	$3,982,000	$4,396,000	$11,425,000	$13,647,000
Costs of revenue	2,379,000	2,815,000	7,688,000	8,055,000
Gross margin	1,603,000	1,581,000	3,737,000	5,592,000
Selling & administrative expense	933,000	887,000	2,792,000	3,275,000
Interest expense	396,000	532,000	1,376,000	1,459,000
Operating income	274,000	162,000	(431,000)	858,000
(Loss) on sale of subsidiary	--	--	(572,000)	--
(Loss) gain on foreign
currency transaction	--	(306,000)	161,000	(840,000)
Other income	7,000	11,000	22,000	19,000
Income (loss) before income taxes	281,000	(133,000)	(820,000)	37,000
Income tax expense	29,000	0	33,000	40,000
Net income (loss)	$252,000	$(133,000)	$(853,000)	$(3,000)
Less: Net (income) attributable
to non-controlling interest	(239,000)	(1,000)	(157,000)	(227,000)
Net income (loss) attributable to
American Shared Hospital Services	$13,000	$(134,000)	$(1,010,000)	$(230,000)
Earnings (loss) per common share:
Basic	$0.00	$(0.03)	$(0.21)	$(0.05)
Assuming dilution	$0.00	$(0.03)	$(0.21)	$(0.05)

	Balance Sheet Data
	September 30,	December 31,
	2014	2013

Cash and cash equivalents	$1,415,000	$1,909,000
Certificate of deposit	$9,000,000	$9,000,000
Current assets	$15,131,000	$7,706,000
Investment in equity securities	$2,705,000	$2,701,000
Total assets	$63,520,000	$71,742,000
Current liabilities	$17,151,000	$11,785,000
Shareholders' equity	$24,966,000	$24,055,000